Exhibit 10.25

June 11, 2007

Mr. Michael S. Gilliland

C/O Sabre Inc.

3150 Sabre Drive

Southlake, Texas 76092

Dear Sam:

This agreement (“Agreement”) will confirm our mutual understanding with respect to your continued employment by Sabre Inc. (“Sabre”), effective as of the Effective Time (as defined in the Agreement and Plan of Merger (the “Merger Agreement”), by and among Sovereign Holdings, Inc. (“Sovereign”), Sovereign Merger Sub, Inc. and Sabre Holdings Corporation (“Sabre Holdings”), dated as of December 12, 2006).

1.	Job Description / Title / Duties

(a)	You will continue to serve as the President and Chief Executive Officer (“CEO”) of Sabre Holdings and Sabre (together, the “Company”). You shall continue to perform all of the functions that are consistent with such position, as described in the Bylaws of the Company, and as determined by the Board of Directors of the Company (the “Board”). You shall also be appointed as the Chief Executive Officer of any parent holding or operating company, other than any non-public entity that solely holds equity or debt of the Company.

(b)	During the Employment Period (as defined below), excluding any periods of vacation and sick leave to which you are entitled, you shall devote your full working time, energy and attention to the performance of your duties and responsibilities hereunder. During the Employment Period, you may not, without the prior written consent of the Board, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company, any of its subsidiaries or affiliates). It shall not, however, be a violation of the foregoing provisions of this Section 1(b) for you to (i) subject to the approval of the Board, serve as a director of the board of directors or as a member of an advisory board of a noncompeting, for-profit company (ii) serve as an officer or director or otherwise participate in educational, welfare, social, religious and civic organizations, including, without limitation, all such positions and participation in effect as of the Effective Time, as set forth on Exhibit A, or (iii) manage your or your family’s personal, financial and legal affairs, so long as any such activities in clauses (i), (ii) or (iii) do not interfere with the performance of your duties and responsibilities to the Company as provided hereunder.

2.	Director Position

During the Employment Period, you shall serve as a member of the Board and a member of the board of directors of any parent holding or operating company, other than any non-public entity that solely holds equity or debt of the Company; the Majority Stockholder, as such term is defined in the Plan (as defined below), shall cause you to be elected to the Board (or such other board of directors) as soon as practicable after the date hereof.

3.	Reporting Relationship

You shall continue to report directly and solely to the Board.

4.	Term of Employment

Unless terminated earlier pursuant to Section 9 hereof, the term of this Agreement and your employment shall be for three years, beginning at the Effective Time and ending on the third anniversary of the date of the Effective Time (the “Initial Term”). The term of this Agreement and your employment shall automatically renew for one-year periods following the Initial Term (each, an “Additional Term”); provided, however, that either party may elect not to renew this Agreement and your employment following the Initial Term or any Additional Term by providing written notice of such non-renewal at least 60 days prior to the end of the applicable term. The period of your employment with the Company shall be referred to herein as the “Employment Period”. Notwithstanding the foregoing, Sections 7, 9, 10, 11, 12 and 13 shall survive termination of this Agreement in accordance with their terms.

Either you or the Board may terminate your employment with the Company at any time, and for any reason or no reason, with or without Cause, as set forth in Section 9 of this Agreement. For purposes of this Agreement, “Date of Termination” shall mean (a) if your employment is terminated by your death, the date of your death, (b) if your employment is terminated as a result of your Disability (as defined in Section 9 below), the date upon which you receive the notice of termination from the Company, (c) if you voluntarily terminate your employment or your employment is terminated by the Company without Cause, the date specified in the notice given pursuant to Section 9(a) or (c) herein, as applicable, which shall not be less than 60 days after such notice, and (d) if your employment is terminated for any other reason, the date on which the notice of termination is given unless otherwise agreed to by the Company.

5.	Base Salary

During the Employment Period, your annual base salary will be $800,000 (“Base Salary”), less withholding for taxes and deductions for other appropriate items. Your Base Salary will be determined solely by, and will be reviewed annually for possible increase (but not decrease) by, the Board (such increased Base Salary shall then be referred to as the “Base Salary”).

6.	Annual Bonus

During the Employment Period, you will be eligible to receive an annual target bonus equal to 150% (the “Target Bonus”) of your Base Salary, based on your attainment of pre-established performance goals set forth each year by the Board after consultation with you, and a maximum bonus of up to 200% of your Base Salary based on exceeding such performance goals, in each case as determined in good faith by the Board. The annual bonus for a particular year shall be paid to you in the year following the year in which such bonus was earned, provided that the annual bonus shall be paid not later than March 15 of such following year, subject to your continued employment on such date or as otherwise provided herein.

7.	Participation in the Company Management Equity Incentive Plan; Purchase of Equity

As soon as practicable following the Effective Time, the Board shall establish a management equity incentive plan (the “Plan”) and shall grant to you 3,175,000 options (the “Options”) to purchase shares of Common Stock (as such term is defined in the Plan) of Sovereign (the “Shares”) to be provided under the Plan and at an exercise price per Share equal to $5, which exercise price is not less than the fair market value per Share on the date of grant, as determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The specific terms and conditions governing all aspects of the Options shall be provided in a separate grant agreement, the Plan and the Management Stockholders’ Agreement, each substantially in the form attached hereto as Exhibit B, C and D, respectively (collectively, the “Option Agreements”). The Options shall be comprised of two tranches. Fifty percent of the Options (the “Time-Based Options”) will vest and become exercisable as follows: 25% of the Time-Based Options shall vest on the first anniversary of the Effective Time, and the remainder shall vest in equal installments of 4.6875% at the end of each complete quarter thereafter for 16 quarters, subject in each case to your continued employment with the Company through the applicable vesting date or as otherwise provided in the grant agreement. The remaining 50% of the Options (the “Performance-Based Options”) will vest and become exercisable only upon achieving at least the minimum applicable MoM in the event of a Liquidity Event, as such terms are defined in, and in accordance with the provisions of, the Plan, in each case subject to your continued employment with the Company through the applicable vesting date or as otherwise provided in the grant agreement:

	Applicable Mm1mum MoM
Liquidity Event Year	2007	2008	2009	2010	2011 & Beyond
Tranche 1 (33.3% of Performance-Based Options)	1.20	1.40	1.60	1.80	2.00
Tranche 2 (33.3% of Performance-Based Options)	158	1.75	1.91	2.07	2.31
Tranche 3 (33.3% of Performance-Based Options)	1 95	2.15	2.25	2.36	2.65

Notwithstanding the foregoing or anything to the contrary in the Plan, in the event of (a) any Change in Control, in the event your employment is terminated by the Company without Cause or by you for Good Reason or as the result of your death or Disability (i) within 180 days prior to such Change in Control or (ii) at any time following such a Change in Control, your Time-Based Options shall become 100% vested and exercisable or (b) a Change in Control, other than a Change in Control pursuant to clauses (ii) or (iv) of such definition, where, following such Change in Control, no Public Market exists for any class of common securities of the surviving corporation (a “Qualifying CIC”), then (i) each vested and exercisable Option (including any portion of the Option that vests upon such Qualifying CIC, if any) shall be cancelled and you shall be entitled to receive, in cash or other property depending on, and in the same proportion as, the consideration received by the Majority Stockholder, the excess, if any, of the Fair Market Value of a Share as of the date such Qualifying CIC occurs over the Exercise Price of such

Option (such excess, if any, the “Option Spread”) for each vested and exercisable Option, and (ii) solely in the event of a Qualifying CIC in which the consideration received by the Majority Stockholder is 100% cash, each unvested Time-Based Option shall be cancelled and you shall be entitled to receive an amount in cash equal to the Option Spread for each such unvested Option, payable as soon as practicable following the date that is the earlier of (1) the date such Time-Based Option would have vested; (2) the one-year anniversary of such Qualifying CIC; or (3) the date upon which your employment with the Company is terminated by the Company without Cause or by you for Good Reason or as the result of your death or Disability; provided, that in the case of (1) and (2) that you are employed with the Company on such date. In no event shall the aggregate percentage of your Time-Based Options that are vested and exercisable exceed 100%. For purposes of this paragraph, each of “Change in Control”, “Public Market”, “Fair Market Value”, and “Exercise Price” shall have the respective meanings ascribed to such terms in the Plan.

In addition, you shall invest or shall have invested, within five days of the date hereof, an amount equal to at least $5,000,000 in the aggregate into the Shares pursuant to and in accordance with a rollover agreement, by and between you and Sovereign substantially in the form as the rollover agreement by and between you and Sovereign dated March 28, 2007 (the “Rollover Agreement”) (without regard to section 11 thereof). You hereby agree to waive any right to exercise the put right in section 11 of the Rollover Agreement.

8.	Benefit Plans and Programs

(a)	You will be eligible to participate in the Company’s employee benefit plans, policies and other compensation and perquisite programs applicable to your position (as reasonably determined by the Board), subject to the terms, conditions and eligibility requirements of each such benefit plan, policy or other compensation program, including amendments or modifications thereto. During the Employment Period, you shall be entitled to vacation and sick leave in accordance with the Company’s vacation, holiday and other pay for time not worked policies as in effect from time to time. Except as otherwise provided in the Merger Agreement, such benefit plans, policies or other compensation and perquisite programs may be discontinued or changed from time to time in the Company’s sole discretion.

(b)	During the Employment Period, the Company shall reimburse you for all reasonable travel and other business expenses incurred by you in the performance of your duties to the Company in accordance with the Company’s expense reimbursement policy, which shall provide for travel and entertainment at a level commensurate with your position.

9.	Termination Provisions

Except as expressly provided in Section 7 and this Section 9, and except for any vested benefits under any tax qualified plan or other benefit plan (to the extent that such benefit plan does not provide for a duplication of the benefits described herein) maintained by the Company, pursuant to the Option Agreements or indemnification and insurance as provided in Section 13(c), you shall not be entitled to any benefits or payments in the event of the termination of your employment with the Company.

(a)	Termination without Cause or by You for Good Reason. The Company may terminate your employment at any time without Cause (as defined below) or you may terminate your employment for Good Reason (as defined below), in each case upon 60 days notice by the terminating party. Notwithstanding anything herein to the contrary, in the event that your employment is terminated by the Company as a result of the giving of a notice of non-renewal of the Initial Term or any Additional Term by the Company, such termination shall be deemed for all purposes to be a termination by the Company without Cause at the end of the then-current Term. In the event your employment is terminated by the Company without Cause or by you for Good Reason, the Company shall pay to you: within 30 days of the Date of Termination: (A) your Base Salary through the date of your termination, (B) reimbursement for any unreimbursed business expenses incurred by you in accordance with Company policy prior to the date of your termination that are subject to reimbursement, and (C) payment for vacation time accrued as of the date of your termination but unused (such amounts under clauses (A), (B) and (C) above, collectively the “Accrued Obligations”). In addition, on the date the annual bonuses are otherwise paid to executives who remain employed with the Company in the year of your termination, you shall receive an amount equal to any accrued but unpaid annual bonus for the immediately preceding year that you would have been paid had you remained employed on the date such bonuses are paid.

In addition, the Company will pay to you, subject to Section 13(b)(2), as severance, in four semiannual installments over the 24-month period following the Date of Termination, an amount equal to 200% of the sum of (i) your Base Salary and (ii) your Target Bonus (the “Severance Amount”); provided, that in the event your employment is terminated by the Company without Cause or by you for Good Reason on or before the second anniversary of the Effective Time, the Severance Amount shall be an amount equal to 300% of the sum of (i) your Base Salary and (ii) your Target Bonus and such amount shall be payable in six semiannual installments over the 36-month period following the Date of Termination; subject in each case to Section 13(b)(2). Notwithstanding the foregoing, if your employment is terminated in 2007 pursuant to this Section 9(a), the above-referenced severance shall be payable in lump-sum.

In addition, for the two-year period, or, in the event of an applicable termination on or before the second anniversary of the Effective Time, the three-year period, commencing on the day after the Date of Termination, the Company shall continue to provide medical, dental and vision benefits) to you and any eligible dependents which are substantially similar to those provided generally to executive officers and their eligible dependents of the Company (including any required contribution by such executive officers) pursuant to such medical, dental and vision plans as may be in effect from time to time as if your employment had not been terminated (it being understood that the Company may provide such coverage by treating this as a COBRA period and charging you only the amount of the contribution that would be required of you as an active employee); provided, however, that if you become re-employed with another employer and are eligible to receive health insurance benefits under another employer provided plan, the benefits described herein shall terminate. In such event, you are obligated to promptly notify the Company of any changes in your benefits coverage. Coverage for the period after the end of the 18-month period following the Date of Termination shall be deemed to be in-kind payments of the premiums on your behalf and will be taxable income to you.

Any amounts paid under this Section 9(a) shall be paid, and any other accommodation under Section 7 and this Section 9(a) shall be made, only upon your executing an Agreement and General Release substantially in the form attached hereto as Exhibit E (the “Release”) and such Release becoming effective, and, with regard to Section 9(a), if and only if, and only for so long as, you do not violate any of your obligations to the Company under Section 10 and subject to your materially complying with your obligations under Section 11 of this Agreement; provided, that you shall have the opportunity to promptly cure any such violation, to the extent such violation is reasonably susceptible to cure, after written notice thereof and; provided, further, that, notwithstanding anything to the contrary herein, with respect to any penalty arising from your obligation to engage in or to refrain from engaging in any activities that are set forth in the Plan (including any such obligations incorporated by reference to the provisions of this Agreement), your Options shall be governed by the provisions of the Plan or any applicable grant agreement. Further, you agree that suspension of such termination payments or benefits as a consequence of your breach of such obligations does not in any way limit the ability of the Company to pursue injunctive relief or to seek additional damages with respect to your breach of such obligations.

(b)	Termination on Death/Disability. The Company shall be entitled to terminate your employment hereunder upon your death or Disability. In the event your employment is terminated as a result of your death or Disability, the Company will pay to you the Accrued Obligations and any accrued but unpaid annual bonus for the immediately preceding year that you would have been paid had you remained employed on the date such bonuses are paid in the year in which you die or become Disabled.

(c)	Voluntarily Termination. You may terminate your employment for any reason upon 60 days notice to the Company. If you voluntarily terminate your employment (other than for Good Reason), the Company will pay to you the Accrued Obligations.

(d)	Termination for Cause. The Company may terminate your employment at any time for Cause. In the event your employment is terminated for Cause, the Company will pay to you the Accrued Obligations.

For purposes of this Agreement, “Disability” shall mean that (i) you have suffered a physical or mental illness or injury that has impaired your ability to substantially perform your full-time duties with the Company with or without reasonable accommodation for a period of 180 consecutive or non-consecutive days in a 12-month period; (ii) qualifies you for benefits under the Company’s long-term disability plan; and (iii) you shall not have returned to full-time employment with the Company. “Disabled” shall have the correlative meaning.

For purposes of this Agreement, “Cause” shall mean the occurrence of the events described in the following clauses (i) and (ii) herein, provided that no act or failure to act by you shall be deemed to constitute Cause if done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was in the best interests of the Company: (i) at least two-thirds (2/3) of the members of the Board determine that you (A) were guilty of gross negligence or willful misconduct in the performance of your duties for the Company (other than due to your physical or mental incapacity), (B) breached or violated, in any material respect, any agreement between you and the Company or any material policy in the Company’s code of conduct or similar employee conduct policy (as amended from time to time), or (C) committed a non-de minimis act of dishonesty or breach of trust with regard to the Company, any of its subsidiaries or affiliates, or (ii) you are indicted of, or plead guilty or nolo contendre to, a felony or other crime of moral turpitude. Any determination made pursuant to clause (i) shall be made at a duly convened meeting of the Board (A) of which you received written notice at least five days in advance, which notice shall have set forth in reasonable detail the facts and circumstances claimed to provide a basis for a finding that one of the events described in subsection (i) above occurred, and (B) at which you had a reasonable opportunity to make a statement and answer the allegations against you; and either (A) you were given a reasonable opportunity to take remedial action but failed or refused to do so, or (B) at least two-thirds (2/3) of the members of the Board also determined in good faith, at such meeting, that an opportunity to take remedial action would not have been meaningful under the circumstances.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without your prior written consent: (i) any materially adverse change to your responsibilities, duties, authority or status from those set forth in this Agreement or any adverse change in your positions, titles or reporting responsibility (such that you report to a person other than the Board); provided, that, it shall be deemed to be a material adverse change if the Company is acquired by another entity and you are not Chief Executive Officer of the resulting most senior company (other than those that merely hold stock); and provided, further that the Company ceasing to be or becoming a publicly traded shall not be deemed a material adverse change; (ii) a relocation of your principal business location to an area outside a 50 mile radius of its current location or moving of you from the Company’s headquarters; (iii) a failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation, asset sale or otherwise) to assume in writing any obligations arising out of this Agreement; (iv) a reduction of your annual Base Salary or Target Bonus or pay any of the compensation provided for under Section 2 above to you in connection with your employment; provided that, a reduction in Base Salary or Target Bonus of less than 5% that is proportionately applied to employees of the Company generally shall not constitute Good Reason hereunder; or (v) a material breach by the Company of this Agreement or any other material agreement with you relating to your compensation; provided, that, within 60 days following the occurrence of any of the events set forth therein, you have delivered written notice to the Company of your intention to terminate your employment for Good Reason, and the Company shall not have cured such circumstances (if susceptible to cure) within 30 days following receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter).

10.	Non-solicitation, Non-recruitment and Non-competition

You acknowledge and agree that, in your position as President and CEO of the Company (which, for purposes of this Section 10, shall include all of the Company’s subsidiaries and all affiliated companies and joint ventures connected by ownership to the Company at any time (but not any other portfolio companies of the Majority Stockholder (as defined in the Plan))), it is expected that: (i) you will be materially involved in conducting or overseeing all aspects of the Company’s business activities throughout the world, (ii) you will have material contact with a substantial number of the Company’s employees, and all or substantially all of the Company’s then-current and actively-sought potential customers (“Customers”) and suppliers of inventory (“Suppliers”); (iii) you will have access to all or substantially all of the Company’s Trade Secrets and Confidential Information (see Exhibit F for definition of “Trade Secrets” and “Confidential Information”). You further acknowledge and agree that your competition with the Company anywhere worldwide, or your attempted solicitation of the Company’s employees or Customers or Suppliers, during your employment or within two years after the termination of your employment with the Company, would be unfair competition and would cause substantial damages to the Company. Consequently, in consideration of your employment with the Company as its President and CEO, and the Company’s covenants in this Agreement, you make the following covenants described in this Section 10:

(a)	Non-solicitation of Company Customers and Suppliers. During the Employment Period and for two years following any Date of Termination, you shall not, directly or indirectly, on behalf of yourself or of anyone other than the Company, solicit or hire or attempt to solicit or hire (or assist any third party in soliciting or hiring or attempting to solicit or hire) any Customer or Supplier in connection with any business activity that then competes with the Company.

(b)	Non-solicitation of Company Employees. During the Employment Period and for two years following any Date of Termination, you shall not, without the prior written consent of the Board, directly or indirectly, on behalf of yourself or any third party, solicit or hire or recruit or, other than in the good faith performance of your duties, induce or encourage (or assist any third party in hiring, soliciting, recruiting, inducing or encouraging) any employees of the Company or any individuals who were employees within the six-month period immediately prior thereto to terminate or otherwise alter his or her employment with the Company. Notwithstanding the foregoing, the restrictions contained in this Section 10(b) shall not apply to (i) general solicitations that are not specifically directed to employees of the Company or (ii) serving as a reference at the request of an employee.

(c)

Non-competition with the Company. During the Employment Period and for two years following any Date of Termination, you shall not become an employee, director, or independent contractor of, or consultant to, or perform any services for, any Competitor of the Company. For purposes of this Section 10, a Competitor of the Company shall mean (i) any unit, division, line of business, parent, subsidiary or subsidiary of the parent of any of Travelport, Amadeus, Worldspan, Orbitz, Expedia, Priceline, Hotwire, ITA Software, Cheaptickets or EDS; or (ii) any individual or entity that within two years after your termination could reasonably be expected to generate more than $100 Million in annualized gross revenue from any activity that competes, or combination of activities that competes, with any business of the Company; provided, that a Competitor of the Company under this clause (ii) shall not include any individual or entity or portion of an entity where (A) you have actual supervisory duties and authority over one or more businesses and (B) less than 20% of the annualized gross revenue of such businesses over which you have actual supervisory duties and authority arise from any activity or combination of activities that competes with any business of the Company. Notwithstanding the foregoing, in the event any of the above-named entities in clause (i) of this Section 10(c) no longer engages in a line of business that competes with any business of the Company, such entity shall no longer be deemed a Competitor of the Company for purposes of this Section 10.

(d)	Non-disclosure of Confidential Information and Trade Secrets. During the Employment Period and thereafter, except in the good faith performance of your duties hereunder or where required by law, statute, regulation or rule of any governmental body or agency, or pursuant to a subpoena or court order, you shall not, directly or indirectly, for your own account or for the account of any other person, firm or entity, use or disclose any Confidential Information or proprietary Trade Secrets of the Company to any third person unless such Confidential Information or Trade Secret has been previously disclosed to the public or is in the public domain (other than by reason of your breach of this paragraph).

(e)	Enforceability of Covenants. You acknowledge that the Company has a present and future expectation of business from and with the Customers and Suppliers. You acknowledge the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section 10, and you agree that you will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and you hereby waive any such defense. You further acknowledge that complying with the provisions contained in this Agreement will not preclude you from engaging in a lawful profession, trade or business, or from becoming gainfully employed. You agree that your covenants under this Section 10 are separate and distinct obligations under this Agreement, and the failure or alleged failure of the Company or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of your covenants and obligations under this Section 10. You agree that any breach of any covenant under this Section 10 will result in irreparable damage and injury to the Company and that the Company will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

11.	Post-Employment Transition and Cooperation

Upon and after the termination of your employment with the Company for any reason (except your death or, if lacking sufficient physical or mental ability, your Disability), you will execute any and all documents and take any and all actions that the Company may reasonably request to effect the transition of your duties and responsibilities to a successor. You will make yourself reasonably available with respect to, and to cooperate in conjunction with, any litigation or investigation involving the Company, and any administrative matters (including the execution of documents, as reasonably requested); provided that such litigation, investigation or administrative matter is related to your employment with the Company and that any such availability or cooperation does not materially interfere with your then current professional activities, does not include a conflict between you and the Company or the Majority Stockholder as determined in good faith by you and the Majority Stockholder and would not result in a violation of any court order or governmental requirement. The Company agrees to compensate you (other than with respect to the provision of testimony) for such cooperation at an hourly rate commensurate with your Base Salary on the Date of Termination to reimburse you for all reasonable expenses actually incurred in connection with cooperation pursuant to this Section 11, and to provide you with legal representation.

12.	Code Section 280G

(a)	If, after the Effective Time, there occurs a transaction that constitutes a “change of control” under Treasury Regulation 1.280G, and, immediately prior to the consummation of such change of control, Sovereign or the Company is an entity whose stock is readily tradable on an established securities market (or otherwise) such that an exemption from the Excise Tax (as defined below) is not available, the following provisions will apply:

(1)	In the event it shall be determined that any payment (including without limitation, the issuance of common shares, the granting or vesting of restricted shares, or the granting, vesting, exercise or termination of options therefor) to or for your benefit hereunder is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), you shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income or employment taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments. Notwithstanding the foregoing provisions of this Section 12(a)(i), if it shall be determined that you are entitled to a Gross-Up Payment, but that the payments do not exceed 110% of the greatest amount that could be paid to you without giving rise to any Excise Tax (the “Safe Harbor Amount”), then no Gross-Up Payment shall be made to you and the amounts payable under this Agreement shall be reduced so that the payments, in the aggregate, are reduced to the Safe Harbor Amount.

(2)

All determinations required to be made under this Section 12, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and you within ten business days of the receipt of notice from you that there have been payments to which Sections 280G and/or Section 4999 may apply, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 12, shall be paid by the Company to you (or to the appropriate taxing authority on your behalf) five business days before the applicable tax is due. If the Accounting Firm determines that no Excise Tax is payable by you, it shall so indicate to you. Any determination by the Accounting Firm shall be binding upon the Company and you, subject to an Internal Revenue Service determination. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) you was lower than the amount actually due (“Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 12(b) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment plus any interest and penalties incurred as a result of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for your benefit.

(b)

You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to you, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 12, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if you are required to extend the statute of limitations to enable the Company to contest such claim, you may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(c)	If, after the receipt by you of an amount paid or advanced by the Company pursuant to this Section 12, you become entitled to receive any refund with respect to a Gross-Up Payment, you shall promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto).

(d)	With respect to any “change of control” under Treasury Regulation 1.280G for which you are not entitled to receive the Gross-Up Payment as set forth in this Section 12, the Company and Sovereign shall use commercially reasonable best efforts to take such actions as may be necessary to avoid the imposition of any Excise Tax, including seeking to obtain stockholder approval in accordance with the terms of Section 280G(b)(5) of the Code.

13.	Miscellaneous

(a)	Dispute Resolution. The laws of the state of Texas will govern the construction, interpretation and enforcement of this Agreement. The parties agree that any and all claims, disputes, or controversies arising out of or related to this Agreement, or the breach of this Agreement, shall be resolved by binding arbitration, except as otherwise provided in Section 10 of this Agreement. The parties will submit the dispute, within 30 business days following service of notice of such dispute by one party on the other, to the Judicial Arbitration and Mediation Services (J*A*M*S/Endispute) for prompt resolution in Dallas, Texas, under its rules for labor and employment disputes. The decision of the arbitrator will be final and binding upon the parties, and judgment may be entered thereon in accordance with applicable law in any court having jurisdiction. The arbitrator shall have the authority to make an award of monetary damages and interest thereon. The arbitrator shall have no authority to award, and the parties hereby waive any right to seek or receive, specific performance or an injunction, punitive or exemplary damages. The arbitrator will have no authority to order a modification or amendment of this Agreement. The parties shall bear their own attorneys fees and shall bear equally the expenses of the arbitral proceedings; provided that the arbitrator shall have the right to award you reimbursement of reasonable attorneys fees and expenses of the arbitral proceedings in the event you prevail on a material issue.

(b)	Code Section 409A.

(1)

If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with you, reform such provision to comply with Section 409A of the Code; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision without violating the provisions of Section 409A of the Code.

(2)	Notwithstanding any provision to the contrary in this Agreement, if you are deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and the Company is a public company, then the payments specified as being subject to this Section 13{b)(2) shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (A) the expiration of the six month period measured from the date of your “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) or (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 13(b)(2) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(3)	With regard to the payment of amounts due as a result of a tax audit or litigation addressing the existence or amount of a tax liability, whether federal, state, local or foreign, the gross-up of such amounts pursuant to Section 6 of the ETBA or Section 12 of this Agreement shall in no event be paid later than the end of your taxable year following the taxable year in which the taxes that are subject of the audit or litigation are remitted to the applicable taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of your taxable year following the taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. The foregoing is not intended to extend any earlier time period for payment provided in Section 6 of the ETBA or Section 12 of this Agreement.

(c)

Indemnification and Insurance. During the Employment Period and for so long thereafter as liability exists with regard to your activities during the Employment Period on behalf of the Company, its subsidiaries or affiliates, or as a fiduciary of any benefit plan of any of them, the Company shall indemnify you to the fullest extent permitted by applicable law (other than in connection with your gross negligence or willful misconduct), and shall at the Company’s election provide you with legal representation or shall advance to you reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from you to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that you were not entitled to the reimbursement of such fees and expenses). During the Employment Period and for so long as liability exists thereafter you shall be entitled to the protection of any insurance policies the Company shall elect to maintain generally for the benefit of its directors and officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of your being or having been a director, officer or employee of the Company or any of its subsidiaries or affiliates or your serving or having served any other enterprise or benefit plan as a director, officer, fiduciary or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement); provided, that you shall, in all cases, be entitled to Directors and Officers Insurance coverage no less favorable than that (if any) provided to any other present director or officer of the Company.

(d)	Attorneys’ Fees. The Company shall pay all reasonable attorneys’ fees and disbursements incurred by you in connection with the negotiation of (A) this Agreement, (B) the Option Agreements and (C) the Rollover Agreement. Payment of such fees shall be made promptly and, in any event, in 2007.

(e)	No Mitigation Except as otherwise provided in Section 9(a) hereof, (i) you shall not be required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement; and (ii) the payments provided pursuant to this Agreement shall not be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination or otherwise.

(f)	Entire Agreement; Amendment. This Agreement and the Option Agreements represent the entire understanding with respect to their subject matter. Only a writing that has been signed by both you and the Company may modify this Agreement. Except as otherwise provided below, any and all previous employment agreements, including the employment agreement by and between you and Sabre, dated as of December 1, 2003, as amended effective March 22, 2006, severance agreements and executive termination benefits agreements, including the Executive Termination Benefits Agreement by and between you, Sabre and Sabre Holdings, dated as of January 19, 2004, as amended effective February 22, 2006 (the “ETBA”), are cancelled as of the Effective Time and the benefits under this Agreement are in lieu of, and in full substitution for, any other severance or post-employment benefits pursuant to any other agreement, arrangement or understanding with the Company or any of its affiliates. Notwithstanding the foregoing, section 6 of the ETBA shall remain in full force and effect with respect to the transactions contemplated by the Merger Agreement.

(g)	Successors. This Agreement shall be binding upon and inure to the benefit of (i) the heirs, executors and legal representatives of you upon your death and (ii) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation, or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the day and year first written above.

EXECUTIVE

Michael S. Gilliland

SOVEREIGN HOLDINGS, INC.

Name:
Title:

EXHIBIT A

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